Exhibit 99.2
Post Holdings’ President and CEO Rob Vitale to Return from Medical Leave
St. Louis – January 30, 2024 – Post Holdings, Inc. (NYSE: Post) (“Post”), a consumer packaged goods holding company, today announced that Robert V. Vitale will end his medical leave and continue his full duties as President and Chief Executive Officer, effective January 30, 2024. Jeff A. Zadoks, who has served as interim CEO, will continue his position as Executive Vice President and Chief Operating Officer.
“I am grateful to my family, my excellent medical team, my colleagues at Post, and all who have supported me,” said Mr. Vitale. “I am excited and energized about what we will accomplish in 2024 and beyond.”
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

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